10.122 Asset Purchase Agreement between Aero Services
       International, Inc. (Seller) and Winner Aviation
       Corporation (Purchaser) dated February 7, 1995
PURCHASE AND SALE

OF

THE YOUNGSTOWN, OHIO FBO FACILITY

OF

AERO SERVICES INTERNATIONAL, INC.

BETWEEN

AERO SERVICES INTERNATIONAL, INC.

("SELLER")

AND

WINNER AVIATION CORPORATION

("PURCHASER")



February 7, 1995




                                       Christopher M.
Cicconi, Esquire
                                       Eckert Seamans
Cherin & Mellott
                                       213 Market Street
                                       Harrisburg, PA 17101
CLOSING INDEX


PURCHASE AND SALE OF
THE YOUNGSTOWN, OHIO FBO FACILITY OF
AERO SERVICES INTERNATIONAL, INC. BETWEEN
AERO SERVICES INTERNATIONAL, INC. ("SELLER")
AND WINNER AVIATION CORPORATION ("PURCHASER")

Closing:  Effective February 7, 1995


   Document

1. Asset Purchase Agreement
   (with Schedules and Exhibits)

2. Bill of Sale and Assignment

3. Certificate of Incumbency/Secretary's Certificate - Aero
   Services International, Inc.

4. Written Consent in Lieu of a Meeting of the Board of Directors of Aero Services International, Inc.

5. Officer's Certificate - Aero Services International, Inc.

6. Incumbency Certificate - Winner Aviation Corporation

7. Officer's Certificate - Winner Aviation Corporation

8. Secretary's Certificate as to Corporate Matters - Winner
   Aviation Corporation
JFH-2/7/95-A









ASSET PURCHASE AGREEMENT

BETWEEN

AERO SERVICES INTERNATIONAL, INC.

("SELLER")

AND

WINNER AVIATION CORPORATION

("PURCHASER")

February 7, 1995
JFH-2/7/95-A
                  ASSET PURCHASE AGREEMENT

   THIS ASSET PURCHASE AGREEMENT is made this 7th day of February, 1995, between AERO SERVICES INTERNATIONAL, INC., a Louisiana corporation, with offices at 660 Newtown-Yardley Road, Newtown, PA 18940, ("Seller"), and WINNER AVIATION CORPORATION, a Pennsylvania corporation, with offices at 32 W. State Street, Sharon, PA 16146, ("Purchaser").

   In consideration of the mutual covenants, agreements and warranties herein contained, it is agreed that Purchaser shall acquire from Seller, except as specifically set forth herein, all of the Purchased Assets (as defined herein), free and clear of any and all liens, claims, encumbrances, and interests of any kind or nature and upon such other terms and conditions are hereinafter set forth.

                         DEFINITIONS

   The following terms shall have the meanings set forth herein for the purposes of the transaction described in this
Agreement:

   "Accounts Receivable" shall mean all service and repair receivables, credit card, charge invoices, and other accounts and notes receivable, other than Work in Process related to the conduct of the Operations at the Facility.

   "Agreement" shall mean this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

   "Closing" shall mean the consummation of the transactions contemplated herein, subject to the terms and conditions set forth herein, in accordance with Article IX hereof.

   "Closing Date" shall mean the date on or before February
10, 1995, on which the Closing occurs or is to occur.

   "Contracts" shall mean and include (i) that certain aviation fuel supply agreement between Seller and Exxon Company, U.S.A., a copy of which is attached hereto as part of
Schedule 1.4 (the "Exxon Fuel Supply Contract"); (ii) inventory purchase orders and repair orders, and all other purchase orders for non-capital expenditures entered into in the ordinary course of Seller's business; and (iii) any other contracts and agreements entered into by Seller with the written consent of Purchaser.

   "Deposit" shall have the meaning given to it in Section
2.1.

   "Excluded Assets" shall have the meaning given to it in
Section 1.3.

   "Final Indemnity Payment Date" shall mean the date that is forty-five (45) days after the Closing Date.

   "GAAP" shall mean the U.S. generally accepted accounting principles at the time in effect.

   "Indemnity Fund" shall have the meaning given to it in
Section 2.2.

   "Permits" shall have the meaning given to it in Section
1.2.

   "Purchase Price" shall mean Four Hundred Thousand Dollars
($400,000.00) as paid and adjusted in accordance with Article
II and other provisions of this Agreement.

   "Purchased Assets" shall have the meaning given to them in
Section 1.1.

   "Shelf Inventory" shall mean all inventory except for parts included in Work in Process.

   "Work in Process" shall have the meaning given to it in
Section 2.1.


                      PURCHASE AND SALE

   1.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery from Seller, free and clear of any and all liens, claims, encumbrances or interest, substantially all of the assets, including work in process identified on Schedule 1.1h attached hereto, and all information and records, (or copies thereof) relating to such assets, including historical sales records and service and repair manuals, owned by Seller primarily located at and related to or used in conjunction with its operations ("Operations" or "FBO") at the Youngstown-Warren Regional Airport, Youngstown, Ohio ("Facility"), except for those assets specifically excluded in Section 1.3. All of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Purchased Assets." The Purchased Assets include (but are not limited to) the following: Garrett Tools (Schedule 1.1a); Shop Tools and Equipment (Schedule 1.1b); Avionics Shop (Schedule 1.1c); Engine Test Stand (Schedule 1.1d); Furnishings and Fixtures (Schedule 1.1e); Inventory Parts (Schedule 1.1f); Inventory Fuel (Schedule 1.1g); Work in Process (Schedule 1.1h); and All Ground Equipment (Schedule 1.1i).

   1.2 Assignment of Other Assets. Subject to the terms and conditions set forth in this Agreement, Seller will assign and transfer to Purchaser, free and clear of any and all liens, claims, encumbrances or interests of any kind or nature, effective as of the Closing Date, all of Seller's right, title and interest in and to, and Purchaser will take assignment of, the following, except as specifically excluded in Section 1.3 hereof (and all of the following shall be deemed included in the term "Purchased Assets" as used herein): all of the licenses, certificates, permits, approvals, registrations, consents and other authorizations under any law, statute, rule, regulation, order or ordinance applicable to the Facility or otherwise required by any governmental authority in connection with the business or operations of the Facility, including (but not limited to) Seller's rights under (a) its FAA Station Repair Certificate (JYID161K); (b) its lease agreement with Facility; and (c) Exxon Fuel Agreement (the "Permits").

   1.3 Excluded Assets. The following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the ("Excluded Assets")): Avfuel above-ground fuel tank; Computer equipment; Accounts Receivable; Avfuel Leased Fuel Trucks; Seller's trade names and logos and cash on hand.

   1.3A Sales, Warranty and Repair Records. In accordance with applicable requirements of the Federal Aviation Administration, and other regulatory requirements, Seller and Purchaser acknowledge and agree that Seller shall retain all original records of sales,warranties and repairs made by Seller at the FBO (collectively, the "Sales, Warranty and Repair Records"). For a period of four (4) years from the Closing Date, Seller shall, on reasonable notice, permit Purchaser access to such Sales, Warranty and Repair Records, and shall on Purchaser's reasonable request, at Purchaser's cost and expense, provide Purchaser with copies of any such records.

   1.4  No Assumed Obligations.

   (a) Except for the Contracts as defined hereinbefore, for which Purchaser assumes all rights and responsibilities on the Closing Date, Purchaser shall neither assume nor be liable for any other obligations of Seller. Purchaser is not liable for any obligations or liabilities of Seller of any nature whatsoever, whether now existing or hereafter arising related to the Purchased Assets or the Facility or to products or services of Seller. Seller is responsible for environmental matters relating to conditions in existence at or prior to the Closing Date on or about the leasehold, and assets owned or used by Seller in conducting its Operations at the Facility.

                         ARTICLE II

                 PURCHASE PRICE AND PAYMENT

   2.1 Payment of Purchase Price. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets and the representations, covenants and warranties contained herein:

   (a) On the Closing Date, Purchaser shall pay to Seller, in immediately available funds, the Purchase Price less the amount of the Indemnity Fund. The Purchase Price shall be computed as follows:

       (1)  Four Hundred Thousand Dollars ($400,000), plus

       (2) Seller's costs of parts (wholesale cost) direct labor and outside services allocable to Work in Process on the Closing Date; plus

       (3) The amount by which Seller's cost of Shelf
Inventory on the Closing Date exceeds $280,000; or less

       (4) The amount by which Seller's costs of Shelf
Inventory on the Closing Date is less than $280,000; less

       (5) Any payments received by Seller on account of Work in Process.

   (b) In computing the Purchase Price, Work in Process includes only (i) work orders for which work was commenced after February 3, 1995; (ii) the current Seiple, Tucker and Tucker, Shopvac, Southwest Limited, Corporate Jet and Hallman Chevrolet repair orders; and (iii) any other work orders for which work has been commenced, but not completed prior to the Closing Date.

   (c) On or before the Final Indemnity Payment Date, Purchaser shall pay to Seller all amounts of the Indemnity Fund, other than those amounts (i) paid to Purchaser with the consent of Seller; (ii) "In Dispute"; or (iii) ordered to be paid to Purchaser in a final decision entered by an Arbitrator under the provisions of Section 2.2 hereof.

   2.2  Indemnity Fund.

   (a) On the Closing Date, Purchaser shall retain an amount equal to Twenty-Five Thousand Dollars ($25,000) of the Purchase Price as the "Indemnity Fund."

   (b)  From and after the Closing Date until the Final
Indemnity Payment Date, payments from the Indemnity Fund may be made as follows:

       (i) With the consent of Seller, or pursuant to a final decision of an Arbitrator, Purchaser shall be paid an amount equal to Purchaser's actual damages caused by any material misstatement of fact by Seller hereunder or in connection with the transactions contemplated in this Agreement or any material breach by Seller of any covenant or promise contained herein.

   (c) Purchaser shall give to Seller ten (10) days prior written notice of the proposed payment or application of any amount out of the Indemnity Fund in accordance with this
Section 2.2; such notice shall describe the amount, date and purpose of such payment and shall identify the person to whom such payment is proposed to be made. Seller shall have ten
(10) days from receipt of such notice to advise Purchaser in writing of Seller's consent to such payment or of Seller's intent to contest the amount and purpose of any payment or application from the Indemnity Fund whereupon the proposed payment shall be deemed "In Dispute." Any disputes relating to amounts contested by Seller shall be resolved in accordance with American Arbitration Association procedures. Purchaser and Seller hereby agree that such determination shall be final and binding without any right of reconsideration or appeal whatsoever.

                         ARTICLE III

           REPRESENTATIONS AD WARRANTIES OF SELLER

   Seller represents and warrants to Purchaser as follows:

   3.1  Due Authorization; Consents; No Violations.

   (a) (i) Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

   (b) No consents or approvals of, or filings or registrations by Seller with, any governmental authority or any other person not a party to this Agreement are necessary in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, except where the failure to obtain such consents or approvals would not, either singly or in the aggregate, have a material adverse effect on the financial condition, business or operations of the Facility.

   (c) Neither the execution and delivery of this Agreement by Seller and the performance by Seller hereunder, not the consummation of the transaction contemplated hereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller or any covenant, agreement or understanding to which Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller is subject, or constitute a default thereunder or result in the creation or imposition of any lien, charge or encumbrance thereunder upon any of the Purchased Assets, or allow any person or entity to accelerate any debt secured by any Purchased Asset, or allow any person or entity to interfere with Purchaser's full use and enjoyment of any of the Purchased Assets.

   3.2 Title to Properties. Seller has good and valid title to the Purchased Assets, free and clear of claims and encumbrances. Seller has not encumbered any of its assets.

   3.3 Executory Contracts and Leases. There are no executory contracts or unexpired leases relating to any of the Purchased Assets, except for Work in Process and purchase orders for inventory and repair orders entered into in the ordinary course of business.

   3.4 Disclosure. No representations or warranties made by Seller in this Agreement and no statements made by Seller in any certificate, schedule, exhibit or other writing delivered by Seller or referred to in or pursuant to this Agreement contain, or at the date of its delivery will contain, any untrue statement of a material fact or omit or will omit any statement of a material fact necessary to make complete, accurate and not misleading every representation, warranty and statement of Seller set forth in this Agreement or any such certificate, schedule, exhibit or other writing.

   3.5 Permits. The Permits are valid, transferable and sufficient to operate lawfully the operations at the Facility as previously operated by Seller.

   3.6 Inventories. The inventories acquired by Purchaser hereunder shall be in accordance with the physical inventory to be undertaken by the parties jointly prior to Closing.

   3.7 Litigation. There are no suits, actions or other proceedings or investigations involving Seller or its Operations, Facility or Purchased Assets pending or, to Seller's best knowledge, threatened.

   3.8 Compliance with Law. Seller is in compliance in all material respects with all applicable federal, state and local laws, rules, etc. relating to the Operations, Facility and Purchased Assets.

   3.9 Condition of the Property; Independent Investigation. Prior to the date of this Agreement, Buyer has had complete freedom of access to the FBO and all of Seller's books, records, contracts, agreements related to the ownership, operation and maintenance of the FBO, as well as to Seller's personnel involved with the ownership, operation and mainte-nance of the FBO. During the period from the date of this Agreement to the Closing or termination of this Agreement, Buyer shall be given continued access to the FBO, the Purchased Assets, the Contracts, and all books and records relating thereto. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied, and may rely, only on Seller's express representations and warranties as set forth in this Agreement, and has not relied on any other representations, warranties, or statements by Seller, its officers, directors or employees or on the representations, warranties or statements of any other person or entity. As to all other matters not described herein, Buyer has relied and will rely solely on the basis of its own independent investigation of the FBO and the Purchased Assets, including, without limitation, the physical condition of the FBO. Without diminishing the scope of the express representations, warranties and covenants of Seller in this Agreement and without affecting or impairing Buyer's right to rely thereon, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) AND FURTHER, BUYER ACCEPTS ALL OF THE PURCHASED ASSETS IN THEIR "AS IS, WHERE IS" CONDITION.


                         ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to Seller as follows:

   4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the assets owned by Purchaser in such state or the conduct of the business by Purchaser in such state or the conduct of the business by Purchaser therein would require Purchaser to be so qualified.

   4.2  Due Authorization; Consents; no Violations.

   (a) (i) Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

   (b) No consents or approvals of, or filings or registrations by Purchaser with, any Governmental Authority or any other person not a party to his Agreement are necessary in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except where the failure to obtain such consents or approvals would not, either singly or in the aggregate, have a material adverse effect on the financial condition, business or operations of Purchaser.

   (c) Neither the execution and delivery of this Agreement by Purchaser and the performance by Purchaser hereunder, nor the consummation of the transactions contemplated hereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the articles of incorporation or bylaws of Purchaser or any covenant, agreement or understanding to which Purchaser is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Purchaser is subject, or constitute a default thereunder or allow any person or entity to accelerate any debt.

   4.3 Financing. On the date hereof, Purchaser will have available funds or financing facilities to purchase the Purchased Assets and to consummate the transactions contemplated by this Agreement and on the Closing Date the Purchaser will have sufficient funds available to consummate the transactions contemplated hereby.

   4.4 Assignee. In the event Purchaser assigns this Agreement in accordance with Section 11.8, this Article IV shall apply to such assignee.


                          ARTICLE V

                     COVENANTS OF SELLER

   Seller agrees that, except as contemplated by this Agreement or as agreed in writing by Purchaser, from the date hereof to the Closing Date or the date of termination of this
Agreement:

   5.1 Best Efforts. Subject to the terms and conditions of this Agreement, Seller shall cooperate with Purchaser and use its best efforts to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

   5.2 Access to Facility and Information. Seller shall afford Purchaser and Purchaser's representative reasonable access during normal business hours, without unreasonable interference with Seller's business operations, to the Facility and to all of the facilities, properties and books and records of Seller relating to its operations at the Facility and the Purchased Assets and shall make Seller's officers and employees available to Purchaser as Purchaser shall from time to time reasonably request. Purchaser and its representatives shall be furnished with such additional information concerning Seller relating to its operations at the Facility and the Purchased Assets as Purchaser shall reasonably request. Subject to the requirements of law, Purchaser shall hold in confidence all non-public information and if this Agreement is terminated, shall deliver to Seller all documents, work papers and other material (including copies) obtained by Purchaser in connection herewith, whether obtained before or after the execution hereof.

   5.3 Ordinary Course. Seller (i) shall maintain its Operations at the Facility substantially in the manner in which it is presently being maintained and shall not take, or permit to be taken, any action except in the usual and ordinary course of business consistent with recent past practice (except as required to consummate the transactions contemplated hereby or as otherwise permitted by Purchaser) and (ii) shall not enter into, modify, renew or terminate any agreement, arrangement or transaction, except agreements, arrangements or transactions in the usual and ordinary course of business consistent with recent past practice.

   5.4 Books and Records. Seller shall maintain its books, accounts and records relating to its Operations at the Facility and the Purchased Assets in the usual, regular and ordinary manner, and on a basis consistent with past practice.

   5.5 Preservation of Purchase Assets. Seller shall not sell or dispose of, or agree to sell or dispose of, any of the Purchased Assets, or suffer or permit the creation of any mortgage, pledge, lien, security interest, claim or other encumbrance (except for any liens for taxes not yet due and payable or being contested in good faith or for any judgment or other liens, in each case for which reserves required by GAAP have been provided) and Seller shall preserve intact the Purchased Assets and not commingle any Excluded Assets with any Purchased Assets.

   5.6 Maintenance of Insurance. Seller shall, consistent with past practice, maintain insurance applicable to its Operations at the Facility in full force and effect, substantially comparable in amount, scope and coverage to that in effect on the date of this Agreement.

   5.7 No Default. Seller shall not do any act or omit to do any act which will cause a material breach of any contract, commitment or obligation which would have a material adverse effect on the condition, business or Operations of the Facility.

   5.8 Non-Disclosure concerning Purchaser. Seller will not disclose to any potential competitive bidder confidential information concerning Purchaser gained by Seller in connection with Purchaser's offer to purchase the Purchased
Assets.

   5.9 Consents and Approvals. Seller shall cooperate with Purchaser in determining whether any consents or approvals by third parties are necessary or appropriate in order to consummate the transactions contemplated hereby and shall use all reasonable commercial efforts to obtain all such consents and approvals. Seller shall cooperate with Purchase in making all filings, applications, statements and reports to any governmental authorities which may be required to be made prior to the Closing Date pursuant to any applicable statue, rule or regulations in connection with the Agreement and the transactions contemplated hereby.
ARTICLE VI

                   COVENANTS OF PURCHASER

   Purchase agrees that from the date hereof to the Closing
Date or the date of termination of this Agreement:

   6.1 Best Efforts. Subject to the terms and conditions of this Agreement, Purchaser shall cooperate with Seller and use its best efforts to fulfill its obligations under the terms of this Agreement, and to facilitate the consummation of the transactions contemplated hereby.

   6.2 Consents and Approvals. Purchaser shall cooperate with Seller in determining whether any other consents or approvals by third parties are necessary or appropriate in order to consummate the transactions contemplated hereby and shall use all commercially reasonable efforts to obtain all such consents and approvals. Purchaser shall cooperate with Seller in making any filings, applications, statements and reports to any governmental authorities which may be required to be made prior to the Closing Date pursuant to any applicable statue, rule or regulation in connection with this Agreement and the transactions contemplated hereby.


                         ARTICLE VII

      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

   7.1 Conditions Precedent. The obligations of Purchaser under this Agreement are subject to satisfaction by Seller or waiver by Purchaser in writing of the following conditions precedent on or before the Closing Date and upon the failure timely to satisfy such conditions, Purchaser may terminate this Agreement:

   (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for such changes as are contemplated or permitted by this Agreement);

   (b) Compliance with Agreements and Covenants; Schedules. Seller shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

   (c) Actions or Proceedings. No court order shall have been entered and remain in effect in any action or proceeding which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

   (d) Licenses, Permits, Authorizations. Purchaser shall have received all material licenses, permits, certificates, agreements and authorizations required for it to acquire and operate the Purchased Assets;

   (e) No Material Adverse Change. No material adverse change in the Purchased Assets shall have occurred from the date of this Agreement until the Closing;

   (f) Condition of Equipment. Purchaser shall have satisfied itself that the Purchased Assets are in working order and are usable, generally serviceable and complete and intact and that all applicable ancillary equipment, tools, spare parts, manuals and technical service bulletins, operating systems used in connection therewith, wherever located, have been delivered to Purchaser;


                        ARTICLE VIII

        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

   The obligations of Seller under this Agreement are subject to the satisfaction by Purchaser or waiver by Seller in writing of the following conditions precedent on or before the Closing Date and upon the failure timely to satisfy such conditions, Seller may terminate this Agreement:

   8.1 Compliance with Agreements and Covenants. Purchaser shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

   8.2 Actions or Proceedings. No court order shall have been entered and remain in effect in any action or proceeding which enjoins or prohibits the consummation of the transactions contemplated by this Agreement. (Seller agrees to use its good efforts to have such action or proceeding dismissed or such order removed.)


                         ARTICLE IX

                           CLOSING

   9.1 Closing. Subject to the terms and conditions set forth herein, the Closing shall take place at the offices of Purchaser, 32 W. State Street, Sharon, PA 16146, or such other place as may be agreed upon, on or before the Closing Date, time being of the essence.

   9.2 Deliveries by Seller. At the Closing, Seller will deliver to Purchaser the following:

   (a)  A Bill of Sale in the form set forth in Exhibit A;

   (b) Evidence reasonably satisfactory to Purchaser of the satisfaction of the conditions to Closing set forth in Article
VII;

   (c) All Permits, certificates and other licenses referred to in this Agreement which are in accordance with applicable laws, regulations, rules and orders are assignable by Seller;

   (d) Possession of the Purchased Assets as at the Facility.

   9.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller the portion of the Purchase Price to be paid at the Closing pursuant to Section 2.1.


                          ARTICLE X

                         TERMINATION

   10.1 Termination. This Agreement may be terminated by written notice at any time on or prior to the Closing Date (a) with the mutual consent of Seller and Purchaser; (b) by Seller or Purchaser provided that the party electing so to terminate this Agreement shall not have breached in any material respect its covenants and agreements set forth in this Agreement; (c) by Purchaser pursuant to Article VII hereof; or (d) by Seller pursuant to Article VIII hereof. If the Closing does not take place on or before the Closing Date, this Agreement shall be void.

   10.2 Effect of Termination. In the event this Agreement is terminated in accordance with Section 10.1, neither Seller or Purchaser shall have any further obligations under this Agreement except that the indemnification provisions of this Agreement and the obligations set forth in of Section 5.2 shall continue in full force and effect thereafter and any Permits or other property of Seller therefore transferred to Purchaser shall be retransferred or returned to Seller or its nominee at Seller's expense.


                         ARTICLE XI

                        MISCELLANEOUS

   11.1 Expenses. Except as otherwise provided by this Agreement, each party shall bear its own fees, costs and expenses incurred in connection with Purchaser's acquisition, and Seller's sale. of the Purchased Assets, including, but not limited to fees of attorneys, consultants and accountants.

   11.2 Amendment; Waiver. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

   11.3 Survival. All representations and warranties of the parties contained in this Agreement or in any other certificate or other writing delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder shall terminate on the Closing Date. All indemnities of the parties contained in this Agreement shall survive the Closing.

   11.4 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if delivered by hand, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission or (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

   (a)  If to Seller, addressed as follows:

       Wallace E. Congdon, President
       AERO SERVICES INTERNATIONAL, INC.
       Midway Airport
       5200 W. 63rd Street
       Chicago, IL 60638

       Fax:  312-581-3777

   with a copy to:

       Ted Brant
       Fax:  814-941-4302

   and
       Christopher M. Cicconi, Esq.
       Eckert, Seamans, Cherin & Mellott
       One South Market Square Building
       213 Market Street
       Harrisburg, PA 17101

       Fax:  717-237-6019

   (b)  If to Purchaser addressed as follows:

       James E. Winner, Jr., President
       WINNER AVIATION CORPORATION
       32 W. State Street
       Sharon, PA 16146

   with a copy to John F. Hornbostel, Jr., General Counsel

       Fax:  412-983-2001

or to such other individual or address as party hereto may designate for itself by notice given as herein provided.

   11.5 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.6 Headings. The headings preceding the text of Articles, Sections, Subsections and Schedules of this
Agreement are for convenience only and shall not be deemed part of this Agreement, nor shall they affect its meaning, construction or effect.

   11.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. Any arbitration proceedings provided for in this Agreement shall be conducted in Pittsburgh, Pennsylvania. The forum for any court action between the parties relating to this Agreement shall be in the Federal District Court for Western District of Pennsylvania.

   11.8 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party except that Purchaser may, on or before the Closing Date, may assign all of its rights and obligations under this Agreement to an affiliate of Purchaser where upon such assignee shall be deemed the "Purchaser" hereunder and Winner Aviation Corporation will thereafter have no rights or obligations under this Agreement, except that Winner Aviation Corporation shall remain liable for repayment of the Indemnity Fund.

   11.9 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, other than as specified herein, no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

   11.10 Other Instruments. Upon the reasonable request of Purchaser, Seller will on and after the Closing Date, execute and deliver to Purchaser such other documents, releases, assignments and other instruments and take such other steps as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Purchased Assets.

   11.11 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder, other than as expressly provided herein. The representations and warranties contained in this Agreement are the sole representations and warranties made by the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior disclosures or other information, oral or written, provided in connection with the negotiation of this Agreement or otherwise. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

   11.12 Waiver of Jury Trial. Each of Seller and Purchaser irrevocably waives trial by jury in any action or proceeding with respect to this Agreement.

   11.13 Indemnification. Seller shall indemnify Purchaser and save it harmless from, and against, and pay any damages, losses, obligations, liabilities, claims, costs and expenses incident to any obligations or liabilities or any action, claim or proceeding arising out of Seller's conduct of the Operations before Closing Date*, Purchaser shall indemnify Seller and save it harmless from, and against, and pay any damages, losses, obligations liabilities, claims, costs and expenses incident to any obligations or liabilities on any action, claim or proceeding arising out of Purchaser's conduct of the Operations after Closing Date.

   IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives on the date first above written.

                             AERO SERVICES INTERNATIONAL,
INC.

                             BY

                                     R. Ted Brant
                                     Chairman and CEO

Attest:




Secretary
                             WINNER AVIATION CORPORATION

                             BY

                                     James E. Winner, Jr.,
President

Attest:




John F. Hornbostel, Jr.
Secretary
                Page 15a

                     Addendum to 11.13*

*or Seller's non-payment of the wholesale cost of any item reflected in Inventory Parts as set forth on Schedule 1.1f.
In the event that Seller fails to pay the wholesale cost of any item set forth on Schedule 1.1f within twenty (20) days after receiving written notice of such non-payment from Purchaser, then in lieu of any other indemnity payments to be made hereunder resulting from such non-payment, Purchaser shall be entitled to receive liquidated damages from Seller in concurrent equal to three times (3X) the wholesale cost of such unpaid Inventory Part(s).


                             WINNER AVIATION CORPORATION





                             Charles R. Hale, Vice President

Attest:




John F. Hornbostel, Jr., Secretary



                             AERO SERVICES INTERNATIONAL,
INC.





                             R. Ted Brant, Chairman and CEO



Attest:

Christopher Cicconi, Secretary